EXHIBIT 4.1

MACROGENICS, INC.

2016 EMPLOYEE STOCK PURCHASE PLAN

The purpose of this 2016 Employee Stock Purchase Plan (the “Plan”) is to provide eligible employees of MacroGenics, Inc. (the “Company”) and certain of its subsidiaries with opportunities to purchase shares of the Company’s common stock, $0.01 par value per share (the “Common Stock”). The Plan was approved by the Company’s Board of Directors (the “Board”) on September 14, 2016 (the “Adoption Date”), and is subject to shareholder approval as described below. An aggregate of 800,000 shares of Common Stock have been approved for this purpose. This Plan is intended to qualify as an “employee stock purchase plan” as defined in Section 423 of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (the “Code”), and shall be interpreted consistent therewith.

1. Administration. The Plan will be administered by the Board or by a Committee appointed by the Board (the “Committee”). The Board or the Committee has authority to make rules and regulations for the administration of the Plan and its interpretation and decisions with regard thereto shall be final and conclusive.

2. Eligibility. Participation in the Plan will neither be permitted nor denied contrary to the requirements of Section 423 of the Code. All employees of the Company and all employees of any subsidiary of the Company (as defined in Section 424(f) of the Code) unless the Board or the Committee specifies otherwise (each subsidiary participating in the Plan is referred to herein as a “Participating Subsidiary”), are eligible to participate in any one or more of the offerings of Options (as defined below) to purchase Common Stock under the Plan, subject to Section 11, provided that:

(a)   The individual is customarily employed by the Company or a Participating Subsidiary for more than 20 hours a week; and

(b)   The individual is an employee of the Company or a Participating Subsidiary not later than the last day of the enrollment period for the next applicable Plan Period (as defined below).

No employee may be granted an Option hereunder if such employee, immediately after the Option is granted, would own five percent (5%) or more of the total combined voting power or value of the stock of the Company or any subsidiary. For purposes of the preceding sentence, the attribution rules of Section 424(d) of the Code shall apply in determining the stock ownership of an employee, and all stock which the employee has a contractual right to purchase shall be treated as stock owned by the employee. The Company retains the discretion to determine which eligible employees may participate in an offering pursuant to and consistent with Treasury Regulation Sections 1.423-2(e) and (f).

3. Offerings. The Company will make one or more offerings (“Offerings”) to eligible employees to purchase Common Stock under this Plan. Each offering shall extend for a six (6) month period (“Plan Period”) during which payroll deductions shall be made and held for the purchase of common stock at the end of the Plan Period. The Plan Period commencing on December 1 and ending on May 31 is the “December Plan Period” and the Plan Period commencing on June 1 and ending on November 30 is the “June Plan Period.” Notwithstanding the foregoing, however, the Board or the Committee may, at its discretion, choose a different Plan Period of twelve (12) months or fewer. For purposes of the Plan, “Offering Commencement Date” shall mean the first business day of any Plan Period. For the avoidance of doubt, the Offering Commencement Date shall be the date of grant for purposes of Section 423 of the Code and the regulations thereunder.

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4. Participation. An employee eligible on the Offering Commencement Date of any Offering may participate in such Offering by completing a registration form during the applicable enrollment period preceding the plan period. An employee who elects to participate in an Offering is referred to herein as a “Participant”. The form will authorize a regular payroll deduction from the Compensation (as defined below) received by the employee during the Plan Period. Unless an employee files a new form or withdraws from the Plan, his or her deductions and purchases will continue at the same rate for future Offerings under the Plan as long as the Plan remains in effect. The term “Compensation” means the amount of money reportable on the employee’s Federal Income Tax Withholding Statement, excluding overtime, shift premium, incentive or bonus awards, allowances and reimbursements for expenses such as relocation allowances for travel expenses, income or gains on the exercise of Company stock options or stock appreciation rights, and similar items, whether or not shown on the employee’s Federal Income Tax Withholding Statement, but including, in the case of salespersons, sales commissions to the extent determined by the Board or the Committee.

5. Deductions. The Company will maintain payroll deduction accounts for all Participants. With respect to any Offering made under this Plan, an eligible employee may elect to withhold any whole percentage up to a maximum of 10% of employee’s Compensation. Any payroll deductions authorized must be in whole percentages only. These deductions will continue at the same rate for future offerings under the Plan as long as the Plan remains in effect unless the employee makes a change to the deduction or withdraws from the Plan.

6. Deduction Changes. An employee may discontinue his or her payroll deduction once during any Plan Period, by filing a new payroll deduction authorization form. However, an employee may not decrease or increase his or her payroll deduction during a Plan Period. If an employee elects to discontinue his or her payroll deductions during a Plan Period, but does not elect to withdraw his or her funds pursuant to Section 8 hereof, funds deducted prior to his or her election to discontinue will be applied to the purchase of Common Stock on the Exercise Date (as defined below).

7. Interest. Interest will not be paid on any employee accounts, except to the extent that the Board or the Committee, in its sole discretion, elects to credit employee accounts with interest at such per annum rate as it may from time to time determine.

8. Withdrawal of Funds. An employee may at any time prior to the close of business on the last business day of the Plan Period and for any reason permanently draw out the balance accumulated in the employee’s account and thereby withdraw from participation in an Offering. Partial withdrawals are not permitted. The employee may not resume participation during the remainder of the Plan Period. The employee may participate in any subsequent Offering in accordance with terms and conditions established by the Board or the Committee.

9. Purchase of Shares. On the Offering Commencement Date of each Plan Period, the Company will grant to each eligible employee who is then a participant in the Plan an option (“Option”) to purchase on the last business day of such Plan Period (the “Exercise Date”) at the applicable Option Price (as defined below) the largest number of whole shares of Common Stock resulting from the employee’s accumulated payroll deductions as of the Exercise Date divided by the Option Price for such Plan Period up to a maximum of 800 shares for a Plan Period of six months (the Board shall have discretion to adjust the maximum number of shares an employee may purchase for Plan Periods of more or less than six months); provided, however, that no employee may be granted an Option which permits his or her rights to purchase Common Stock under this Plan and any other employee stock purchase plan (as defined in Section 423(b) of the Code) of the Company and its subsidiaries, to accrue at a rate which exceeds $25,000 of the fair market value of such Common Stock for each calendar year in which the Option is outstanding at any time.

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The purchase price for each share purchased will be 85% of the closing price of the Common Stock on the Exercise Date (the “Option Price”). Such closing price shall be the closing price on the NASDAQ Global Select Market or other national securities exchange on which the Common Stock is listed. If the Common Stock is not listed on the NASDAQ Global Select Market or another national securities exchange, the purchase price will be 85% of the fair market value of the Common Stock as determined by the Board in good faith in compliance with applicable laws, including but not limited to Section 423(b)(6) of the Code and Treas. Reg. § 1.423-2(g).

Each employee who continues to be a participant in the Plan on the Exercise Date shall be deemed to have exercised his or her Option at the Option Price on such date and shall be deemed to have purchased from the Company the number of whole shares of Common Stock reserved for the purpose of the Plan that his or her accumulated payroll deductions on such date will pay for (but not in excess of the maximum number determined in the manner set forth above).

Any balance remaining in an employee’s payroll deduction account at the end of a Plan Period will be automatically refunded to the employee, except that any balance which is less than the purchase price of one share of Common Stock will be carried forward into the employee’s payroll deduction account for the following Offering, unless the employee elects not to participate in the following Offering under the Plan, in which case the balance in the employee’s account shall be refunded.

10. Issuance of Shares. Promptly following the end of each Offering, the number of shares of Common Stock purchased under the Plan shall be deposited into an account established in the name of the employee at a stock brokerage or other financial services firm designated by the Company (the “ESPP Broker”).

11. Rights on Retirement, Death or Termination of Employment. In the event of a Participant’s termination of employment prior to the last business day of a Plan Period, no payroll deduction shall be taken from any pay due and owing to an employee following the effective date of such termination. The balance in the employee’s account shall be paid to the employee or, in the event of the employee’s death, (a) to a beneficiary previously designated in a revocable notice signed by the employee (with any spousal consent required under state law), (b) in the absence of such a designated beneficiary, to the executor or administrator of the employee’s estate, or (c) if no such executor or administrator has been appointed to the knowledge of the Company, to such other person(s) as the Company may, in its discretion, designate. If, prior to the last business day of the Plan Period, the Participating Subsidiary by which an employee is employed shall cease to be a subsidiary of the Company, or if the employee is transferred to a subsidiary of the Company that is not a Participating Subsidiary, the employee shall be deemed to have terminated employment for the purposes of this Plan.

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12. Optionees Not Stockholders. Neither the granting of an Option to an employee nor the deductions from his or her pay shall constitute such employee a stockholder of the shares of Common Stock covered by an Option under this Plan until such shares have been purchased by and issued to him or her.

13. Rights Not Transferable. Rights under this Plan are not transferable by a Participant other than by will or the laws of descent and distribution, and are exercisable during the employee’s lifetime only by the employee.

14. Application of Funds. All funds received or held by the Company under this Plan may be combined with other corporate funds and may be used for any corporate purpose.

15. Changes in Capitalization. In the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event, or any distribution to holders of Common Stock other than an ordinary cash dividend, (i) the number and class of securities available under this Plan, (ii) the share limitations set forth in Section 9, and (iii) the Option Price shall be appropriately adjusted to the extent determined by the Board or the Committee.

16. Reorganization Events. A “Reorganization Event” shall mean: (a) any merger or consolidation of the Company with or into another entity as a result of which all of the Common Stock of the Company is converted into or exchanged for the right to receive cash, securities or other property or is cancelled, (b) any exchange of all of the Common Stock of the Company for cash, securities or other property pursuant to a share exchange transaction or (c) any liquidation or dissolution of the Company.

In connection with a Reorganization Event, the Board or the Committee shall take any one or more of the following actions as to outstanding Options on such terms as the Board or the Committee determines: (i) provide that Options shall be assumed, or substantially equivalent Options shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof), (ii) upon written notice to employees, provide that all outstanding Options will be terminated as of the effective date of the Reorganization Event and that all such outstanding Options will become exercisable to the extent of accumulated payroll deductions as of a date specified by the Board or the Committee in such notice, which date shall not be less than ten (10) days preceding the effective date of the Reorganization Event, (iii) upon written notice to employees, provide that all outstanding Options will be cancelled as of a date prior to the effective date of the Reorganization Event and that all accumulated payroll deductions will be returned to Participants on such date, (iv) in the event of a Reorganization Event under the terms of which holders of Common Stock will receive upon consummation thereof a cash payment for each share surrendered in the Reorganization Event (the “Acquisition Price”), make or provide for a cash payment to an employee equal to (A) the Acquisition Price times the number of shares of Common Stock subject to the employee’s Option (to the extent the Option Price does not exceed the Acquisition Price) minus (B) the aggregate Option Price of such Option, in exchange for the termination of such Option, (v) provide that, in connection with a liquidation or dissolution of the Company, Options shall convert into the right to receive liquidation proceeds (net of the Option Price thereof) and (vi) any combination of the foregoing.

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For purposes of clause (i) above, an Option shall be considered assumed if, following consummation of the Reorganization Event, the Option confers the right to purchase, for each share of Common Stock subject to the Option immediately prior to the consummation of the Reorganization Event, the consideration (whether cash, securities or other property) received as a result of the Reorganization Event by holders of Common Stock for each share of Common Stock held immediately prior to the consummation of the Reorganization Event (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Common Stock); provided, however, that if the consideration received as a result of the Reorganization Event is not solely common stock of the acquiring or succeeding corporation (or an affiliate thereof), the Company may, with the consent of the acquiring or succeeding corporation, provide for the consideration to be received upon the exercise of Options to consist solely of common stock of the acquiring or succeeding corporation (or an affiliate thereof) equivalent in value (as determined by the Board) to the per share consideration received by holders of outstanding shares of Common Stock as a result of the Reorganization Event.

17. Amendment of the Plan.

(a) Amendment of the Plan. The Board may at any time, and from time to time, amend this Plan in any respect, except that (i) if Section 423 of the Code requires that such amendment be approved by the shareholders of the Company, such amendment shall not be effected without such approval, and (b) in no event may any amendment be made which would cause the Plan to fail to comply with Section

423 of the Code.

(b) Suspension of the Plan. The Board may, at any time, suspend the Plan; provided that the Company shall provide notice to the Participants prior to the effectiveness of such suspension. The Board may resume the operation of the Plan following any such suspension; provided that the Company shall provide notice to the Participants prior to the date of termination of the suspension period. A Participant shall remain a Participant in the Plan during any suspension period (unless he or she withdraws pursuant to Section 8), however no Options shall be granted or exercised, and no payroll deductions shall be made in respect of any Participant during the suspension period.

18. Insufficient Shares. In the event that the total number of shares of Common Stock specified in elections to be purchased under any Offering plus the number of shares purchased under previous Offerings under this Plan exceeds the maximum number of shares issuable under this Plan, the Board or the Committee will allot the shares then available on a pro rata basis in a manner consistent with the requirements of Section 423(b)(4) and (5) of the Code and the regulations thereunder.

19. Termination of the Plan. Except as otherwise provided in Section 25(b) of the Plan, the Plan and all rights of employees under any offering hereunder shall terminate on the earlier of:

(a)   the day that Participants become entitled to purchase a number of shares of Common Stock equal to or greater than the number of such shares then available for purchase hereunder; or

(b)   any other date determined by the Board of Directors in its discretion.

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20. Governmental Regulations. The Company’s obligation to sell and deliver Common Stock under this Plan is subject to the listing requirements of the NASDAQ Global Select Market or other applicable national stock exchange and the approval of all governmental authorities required in connection with the authorization, issuance or sale of such stock.

21. Issuance of Shares. Shares may be issued upon exercise of an Option from authorized but unissued Common Stock, from shares of Common Stock held in the treasury of the Company, or from any other proper source.

22. Notification upon Sale of Shares. Each employee agrees, by enrolling in the Plan, to promptly give the Company notice of any disposition of shares purchased under the Plan where such disposition occurs within two years after the date of grant of the Option pursuant to which such shares were purchased.

23. Grants to Employees in Foreign Jurisdictions. The Company may, in order to comply with the laws of a foreign jurisdiction, grant Options to employees of the Company or a Participating Subsidiary who are citizens or residents of such foreign jurisdiction (without regard to whether they are also citizens of the United States or resident aliens (within the meaning of Section 7701(b)(1)(A) of the Code)) with terms that are less favorable (but not more favorable) than the terms of Options granted under the Plan to employees of the Company or a Participating Subsidiary who are resident in the United States. Notwithstanding the preceding provisions of this Plan, employees of the Company or a Participating Subsidiary who are citizens or residents of a foreign jurisdiction (without regard to whether they are also citizens of the United States or resident aliens (within the meaning of Section 7701(b)(1)(A) of the Code)) may be excluded from eligibility under the Plan if (a) the grant of an Option under the Plan to a citizen or resident of the foreign jurisdiction is prohibited under the laws of such jurisdiction or (b) compliance with the laws of the foreign jurisdiction would cause the Plan to violate the requirements of Section 423 of the Code. The Company may add one or more appendices to this Plan describing the operation of the Plan in those foreign jurisdictions in which employees are excluded from participation or granted less favorable Options.

24. Authorization of Sub-Plans. The Board may from time to time establish one or more sub- plans under the Plan with respect to one or more Participating Subsidiaries, provided that such sub-plan complies with Section 423 of the Code.

25. General.

(a)   Effective Date. The Plan shall become effective on the date that the Plan is approved by the Company’s shareholders (the “Effective Date”).

(b)   Shareholder Approval. In accordance with Treas. Reg. § 1.423-2(a)(2)(ii), the Company shall seek shareholder approval of the Plan within 12 months after the Adoption Date. If shareholder approval is not received by that date, the Plan shall be terminated and any amounts withheld from Company employees shall be returned to the employees without interest.

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(c)   No Right to Options; No Shareholder Rights. No employee shall have any right to be granted any option under the Plan. No person shall have any rights as a shareholder with respect to any common stock to be issued under the Plan prior to the issuance thereof.

(d)   No Right to Employment. No person shall have any claim or right to be granted an option, and the grant of an option shall not be construed as giving any person the right to be retained in the employ of the Company or any subsidiary. Further, the Company and each subsidiary expressly reserve the right at any time to dismiss an employee free from any liability, or any claim under the Plan, except as expressly provided herein.

(e)   Severability of Provisions. If any provision of the Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision hereof, and the Plan shall be construed and enforced as if such provision had not been included.

(f)   Incapacity. Any benefit payable to or for the benefit of a minor, an incompetent person, or other person incapable of receipting therefore shall be deemed paid when paid to such person’s guardian or to the party providing or reasonably appearing to provide for the care of such person, and such payment shall fully discharge any liability or obligation of the Committee, the Board of Directors, the Company, and all other parties with respect thereto.

(g)   Rules of Construction. Whenever used in the Plan, words in the masculine gender shall be deemed to refer to females as well as to males; words in the singular shall be deemed to refer also to the plural; and references to a statute or statutory provision shall be construed as if they referred also to that provision (or to a successor provision of similar import) as currently in effect, as amended, or as reenacted, and to any regulations and other formal guidance of general applicability issued thereunder.

(h)   Headings and Captions. The headings and captions herein are provided for reference and convenience only, shall not be considered part of the Plan, and shall not be employed in the construction of the Plan.

(i)    Applicable Law. The validity, construction, interpretation, administration, and effect of the Plan and of its rules and regulations, and rights relating to the Plan, shall be determined solely in accordance with the laws of the State of Delaware, without regard to its rules regarding choice of law, except to the extent such law is preempted by federal law.

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